Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Black Hills Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-197895 and 333-197894) on Form S-3 and (Nos. 333-61969, 333-170451, 333-125697, 333-170448 and 333-170452) on Form S-8 of Black Hills Corporation of our report dated March 18, 2016, with respect to the consolidated balance sheets of SourceGas Holdings LLC as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for the two-year period ended December 31, 2015, which report appears in the Form 8-K/A of Black Hills Corporation dated March 18, 2016.

(Signed) KPMG LLP

Denver, Colorado

March 18, 2016